Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Ulta Salon, Cosmetics & Fragrance, Inc. 2007 Incentive Award Plan, the Ulta Salon, Cosmetics & Fragrance, Inc. 2002 Equity Incentive Plan and the Ulta Salon, Cosmetics & Fragrance, Inc. Second Amended and Restated Restricted Stock Option Plan of our report dated April 11, 2007 (except as to Note 1, as to which the date is October 22, 2007), with respect to the consolidated financial statements as of January 28, 2006 and February 3, 2007 and for each of the three years in the period ended February 3, 2007, of Ulta Salon, Cosmetics & Fragrance, Inc. included in the Registration Statement (Form S-1 No. 333-144405), as amended October 24, 2007, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Chicago, Illinois
October 29, 2007